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Pricing Supplement dated August 27, 1999                         Rule 424(b)(3)
(To Prospectus dated September 3, 1998 and                    File No. 333-60913
Prospectus Supplement dated September 3, 1998)

                           TOYOTA MOTOR CREDIT CORPORATION

                          Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount:  $100,000,000           Trade Date: August 27, 1999
Issue Price: See "Plan of Distribution"   Original Issue Date: September 1, 1999
Initial Interest Rate:  See "Additional   Net Proceeds to Issuer: $100,000,000
                 Terms of the Notes"      Principal's Discount
Interest Payment Period: Quarterly          or Commission: 0.00%
Stated Maturity Date: September 1, 2000

________________________________________________________________________________

Calculation Agent: Bankers Trust Company
Interest Calculation:
     [X]  Regular Floating Rate Note          [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note                 (Fixed Rate Commencement
            (Fixed Interest Rate):                   Date):
     [ ]  Other Floating Rate Note                   (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
        [ ]  Eleventh District Cost of Funds Rate     [ ]  Federal Funds Rate
        [X]  LIBOR     [ ]  Treasury Rate          [ ]  Other (see attached)
                 If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                   [x]  Telerate Page: 3750

     Initial Interest Reset Date: December 1, 1999    Spread (+/-): 0.00%
     Interest Rate Reset Period: Quarterly            Spread Multiplier:  N/A
     Interest Reset Dates: December 1, March 1,       Maximum Interest Rate: N/A
        June 1 and September 1
     Interest Payment Dates: December 1, March 1,     Minimum Interest Rate: N/A
        June 1 and September 1, commencing            Index Maturity: 3 month
        December 1, 1999                            Index Currency: U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from                   to
     [X]  Actual/360 for the period from September 1, 1999 to September 1, 2000
     [ ]  Other (see attached)                        to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage:    N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [x]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated
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                              Bear, Stearns & Co. Inc.
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Additional Terms of the Notes

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be 5.5025%, which is LIBOR determined on August 27, 1999.

Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated August 27, 1999 and an Appointment Agreement Confirmation dated August 27, 1999 (collectively, the "Agreement"), between TMCC and Bear, Stearns & Co. Inc. ("Bear, Stearns"), Bear, Stearns, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100.00% of their principal amount. Bear, Stearns may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purpose of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Bear, Stearns.

          Under the terms and conditions of the Agreement, Bear, Stearns is committed to take and pay for all of the Notes offered hereby if any are taken.

          Affiliates of Bear, Stearns have in the past and may in the future engage in general financing and banking transactions with TMCC and its affiliates.